Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Brunswick Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.75 per share	457(c) and 457(h)	5,000,000	$84.82	$424,100,000	$110.20 per $1,000,000	$46,735.82
Total Offering Amounts					$424,100,000		$46,735.82
Total Fee Offsets							—
Net Fee Due							$46,735.82

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock that become issuable under the Brunswick Corporation 2023 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of common stock, as applicable.
(2) This estimate is computed in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee, and is based on the average of the high and low prices of the registrant’s common stock on May 2, 2023 as reported on the New York Stock Exchange.